Exhibit 99.1

PRESS RELEASE

CorMedix Inc. Announces a Change to its Senior Leadership

Berkeley Heights, NJ — November 6, 2019 — CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, announced today that the Company and Robert Cook, the Chief Financial Officer of the Company, have mutually agreed not to renew his employment agreement, which expires on January 31, 2020. Mr. Cook will assist the Company in transitioning his responsibilities.

Khoso Baluch, CorMedix Chief Executive Officer commented, “Bob joined the Company over two years ago, and we appreciate his contributions to CorMedix. We are grateful that the Company has been successful in achieving its goals during his tenure. The Company has started the process with a leading search firm to identify a new Chief Financial Officer and we are pleased that Bob will support CorMedix in the transition.”

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters. The Company recently completed a Phase 3 clinical trial of Neutrolin in patients undergoing hemodialysis for end-stage renal disease, which showed a 71% reduction in catheter-related bloodstream infections (CRBSIs) relative to the heparin control arm (p=0.0006) with a good safety profile. CRBSIs cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has Fast Track designation from FDA, which provides the potential for priority review of a marketing application, and Qualified Infectious Disease Product designation, which allows for 5 additional years of marketing exclusivity when approved for commercial distribution by FDA. Neutrolin is CE Marked and commercially distributed as a medical device in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the information, costs and time needed to submit to the FDA a new drug application for Neutrolin in adult hemodialysis; risks related to obtaining FDA approval of the new drug application for Neutrolin; relying on preclinical results that may not be indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; the risks and uncertainties associated with research for additional uses for taurolidine; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

617-535-7746